Exhibit 10.22

EXCLUSIVE LICENSE AGREEMENT

      THIS LICENSE AGREEMENT (the “Agreement”) made this 10th day of September, 2007, (“Effective Date”) between Maine Medical Center, , a non-profit corporation organized and existing under the laws of the State of Maine with a principal place of business at 22 Bramhall Street, Portland, Maine 04102-3175 (hereinafter referred to as “MMC”), and Pipex Pharmaceuticals, Inc., a Delaware corporation having a place of business at 3930 Varsity Drive, Ann Arbor, MI 48108 (hereinafter referred to as “Licensee”).

RECITALS

      WHEREAS, MMC, except for certain non-exclusive rights granted to the United States Government, is the sole and exclusive owner of the entire right, title and interest in US Patent Application No.10/786,223, based on PCT/US02/27247, “Copper-Dependent Non-Traditional Pro-Inflammatory Cytokine Export And Methods, Compositions And Kits Relating Thereto,” filed August 26, 2002 (see Schedule A); and

      WHEREAS, MMC desires to have Licensed Patent Rights (defined below) developed and commercialized to benefit the public and is willing to grant such rights upon the terms and conditions set forth in this Agreement; and

      WHEREAS, Licensee has represented to MMC, to induce MMC to enter into this Agreement, that Licensee shall commit itself to a diligent program of exploiting the Licensed Patent Rights for the public interest; and

      WHEREAS, Licensee desires to receive a royalty-bearing, exclusive license under the Licensed Patent Rights;

      Now, Therefore, in consideration for the mutual covenants and promises contained in this Agreement, the parties agree as follows:

1. DEFINITIONS

1.1 “Corporate Affiliate” shall mean any entity, corporation or business organization, which is controlled by or under common control with Licensee, either directly or indirectly. As used herein, the term “control” shall mean the direct or indirect ownership of fifty (50%) or more of the equity having the right to vote for directors thereof or the ability to otherwise control the management of the other entity, corporation or business organization.

1.2 “Earned Royalties” shall mean royalties payable by Licensee to MMC for the sale of Royalty-Bearing Products by Licensee or its Corporate Affiliates pursuant to Section 5.

1.3 “Field of Use” shall mean all fields of use.

1.4 “Improvements” shall mean and include any invention, development, technique, process, procedure or method representing an improvement on the inventions which are covered by one or more claims of the Licensed Patent Rights.

1.5 “Licensed Patent Rights” shall mean United States Patent Number: 10/786,223 (see Schedule A) as well as any continuations, divisionals, and reissues thereof, any patents issuing from such application or reexamined certificate thereof, which may issue on any of the foregoing and any and all corresponding foreign patent applications and patents.

1.6 “Licensee” shall mean the licensee that is a party to this Agreement and its Corporate Affiliate(s).

1.7 “Net Proceeds of Sale” shall mean the gross amount billed by Licensee from the sale, license, lease or other conveyance of the Royalty-Bearing Product to third parties, less the following costs actually incurred by Licensee as an element of such sales: transportation, special packing and crating charges, insurance, custom duties, amounts repaid or credited by reason of rejection or return, and any taxes or other governmental charges levied on the production, sale, transportation, delivery or use of a Royalty-Bearing Product, which is paid by or on behalf of Licensee. The transfer by Licensee of Royalty-Bearing Products to a Corporate Affiliate for such Affiliate’s own use shall be included within Net Proceeds of Sale, and such sales shall be reported for royalty purposes using the average unit price for each such Royalty-Bearing Product received by Licensee during the reporting period from all third party end users thereof.

1.8 “Royalty-Bearing Product” shall mean any products, process or services which would, except for the rights granted to Licensee hereunder, infringe one or more valid claims in the Licensed Patent Rights. In the event a Royalty-Bearing Product is sold in combination with another apparatus or product, as part of a kit, or in any other combination, and the Royalty-Bearing Product is not separately valued on the invoice or other document evidencing such sale, the Net Proceeds of Sale of Royalty-Bearing Product when sold separately or, in the absence of such list price, shall be determined by multiplying the aggregate selling price of the combination by a fraction: the numerator of which shall be Licensee’s standard costs for the Royalty-Bearing Product and the denominator of which shall be Licensee’s standard cost for the total combination at the time of the sale. In the event that both the Royalty-Bearing Product and other product have separate list prices, but are being sold at a combination price which is less than the total of the separate list prices, then the Net Proceeds of Sale of the Royalty-Bearing Product shall be determined by multiplying the invoice price charged for the combination by the ratio of the list price of the Royalty-Bearing Product to the sum of the list prices of the Royalty-Bearing Product and such other products.

1.9 “Reporting Period” shall begin on the first day of Licensee’s fiscal year and end on the last day of Licensee’s fiscal year.

1.10 “Sublicense Royalty” shall mean any payments that Licensee or a Corporate Affiliate receives from a Sublicensee in consideration of the sublicense of the Licensed Patent Rights granted Licensee under Section 2.1, including without limitation license fees, milestone payments, license maintenance fees, and other payments, but specifically excluding royalties on Net Proceeds of Sales.

1.11 “Sublicensee” shall mean any non-Corporate Affiliate sublicensee of the Licensed Patent Rights granted to Licensee under Section 2.1.

1.12 “Term” shall mean the term of this Agreement, which shall commence on the Effective Date and shall remain in effect until the expiration or abandonment of all issued patents and filed patent applications within the Licensed Patent Rights, unless earlier terminated in accordance with the provisions of this Agreement.

1.13 “Territory” shall mean worldwide.

2. LICENSE GRANT

2.1 Subject to the terms of this Agreement, MMC hereby grants to Licensee, except for a non-exclusive license granted to the U.S. Government, a royalty-bearing, exclusive license, including the right to sublicense to others in accordance with Section 3 hereof, under the Licensed Patent Rights to develop, make, have made, use, sell, lease, license, import and offer to sell Royalty-Bearing Products and practice the inventions claimed in the Licensed Patent Rights in the Field in the Territory.

2.2 Licensee agrees that any Royalty-Bearing Product used or sold in the United States will be manufactured substantially in the United States.

2.3 MMC retains the right to practice under the Licensed Patent Rights for research, teaching, and educational purposes.

2.4 Licensee acknowledges that the U.S. federal government retains a royalty-free, non-exclusive, non-transferable license to practice any government-funded invention claimed in any Licensed Patent Rights as set forth in 35 U.S.C. §§ 200 et seq., and the regulations promulgated thereunder, as amended, or any successor statutes or regulations.

2.5 Nothing in this Agreement shall be construed to confer any rights upon Licensee by implication, estoppel, or otherwise as to any technology or patent rights of MMC or any other entity other than the Licensed Patent Rights, regardless of whether such technology or patent rights shall be dominant or subordinate to any Licensed Patent Rights.

3. SUBLICENSES

3.1 Licensee may grant sublicenses hereunder to persons, firms or corporations under terms and conditions, which are not inconsistent with the provisions of this Agreement, and subject to the foregoing provisions:

      (a) Licensee shall provide MMC with a copy of each sublicense agreement entered into hereunder within thirty (30) days of execution of each such sublicense agreement. No sublicense agreement entered into by Licensee hereunder shall impose any direct obligation of MMC to the sublicensee, or obligation of the sublicensee to MMC, except as set forth in subsection (b) below.

      (b) Upon termination of this Agreement, MMC shall be substituted for Licensee in all sublicense agreements executed prior to termination of this Agreement. Licensee, upon acknowledgement of such substitution by each sublicensee, shall be discharged of all obligations occurring thereafter.

4. DUE DILIGENCE

4.1 Licensee agrees to use reasonable best efforts to effect introduction of the use of Licensed Patent Rights into the commercial market as soon as practical, consistent with sound and reasonable business practices and judgments.

4.2 In addition, Licensee shall adhere to the following milestones:

      a. Licensee shall deliver to MMC on or before the first anniversary of this Agreement, a business plan describing Licensee’s commercialization plans for the Licensed Patent Rights.

      b. There may be New Patentable Indications that MMC presents to the Licensee during the term of this agreement. MMC shall promptly disclose these New Patentable Indications in writing to Licensee. Licensee will evaluate the New Patentable Indications and Licensee shall have one hundred eighty (180) days to evaluate the merits of these New Patentable Indications. Licensee shall provide written notice of interest in pursuing these New Patentable Indications within this period and seek of License for these New Patentable Indications. If they do not decide to fund and pursue these New Indications, MMC shall have the right to pursue licensing of these New Indications to a Third Party and royalties payable under Section 5.1 hereof shall not be due for said additional indication.

4.3 In the event that the milestones in this Section 4.1 are not achieved and/or Royalties are not paid in accordance with Section 5, MMC shall have the option to convert the license granted to it under Section 2.1 hereof to a non-exclusive license or to terminate the Agreement. Such option shall be exercised by written notice to Licensee in accordance with Section 16, and shall become effective on the 30th day following the date of the notice. Upon the effective date of conversion to a non-exclusive license or termination of the Agreement under this Section 4.3, MMC shall have the right to license others under the Licensed Patent Rights.

5. ROYALTIES AND PAYMENT TERMS

5.1 In consideration for the Licensed Patent Rights set forth in Section 2 of this Agreement,

      a. Licensee shall pay to MMC on the Effective Date, a license issue fee of ten thousand dollars ($10,000), and ten thousand dollars ($10,000) three months after the Effective Date. These payments are nonrefundable and are payable in common stock of the Licensee calculated based upon the closing bid price on the Effective Date of this Agreement.

      b. Licensee shall pay MMC the following non-refundable license maintenance fees at the times set forth below:

(1) One Hundred Thousand dollars ($100,000) within thirty (30) days after submission to the FDA the first filing of a New Drug Application (NDA) based upon an indication covered by a validly issued claim of the Licensed Patent Rights; and

(2) Two Hundred Fifty Thousand dollars ($250,000) within thirty (30) days after the approval by the FDA of the first NDA based upon an indication covered by a validly issued claim of the Licensed Patent Rights;

(3) Milestone payment described above can be paid in cash, or common stock of the Licensee or an Affiliate thereof.

5.2 Licensee shall pay MMC an Earned Royalty composed of three percent (3%) of the Net Proceeds of Sale of a Royalty-Bearing Product based upon an FDA-approved or comparable foreign agency-approved indication in such territory that is covered by a validly issued claim of the Licensed Patent Rights, and such additional royalty as may be due under Section 5.4 below.

5.3. In the event that in any royalty period, Licensee, in order to exploit the license granted under this Agreement in any country makes royalty payments to one or more Third Parties (“Third Party Payments”) as consideration for a license to an issued patent or patents, in the absence of which the Licensed Product could not legally be used or sold in such country, then Licensee shall have the right to reduce the royalties otherwise due to MMC pursuant to Section 5.2 above for such Licensed Product by fifty percent (50%) of such Third Party Payments. Notwithstanding the foregoing, such reductions shall in no event reduce such royalty for such Licensed Product in any such country to less than fifty percent (50%) of the rates and amounts otherwise specified above.

5.4 To the extent Licensee does not develop, make, have made, use, sell, lease, license, import, or offer to sell Royalty-Bearing Products, but sublicenses its rights under this Agreement to another who does so, Licensee shall pay to MMC fifteen percent (15%) of any upfront payments received by Licensee in consideration of such sublicenses of the Licensed Patent Rights, excluding amounts received by Licensee from third parties in connection with the issuance of debt or equity securities in Licensee or to fund or reimburse research and development of Licensed Product. This fifteen percent (15%) payment shall be Licensee’s sole compensation to MMC for monies it receives as a result of such sublicenses in lieu of royalty payments under Sections 5.1 to 5.3 above. Any payments due to MMC under this Section 5.5 shall be included with Licensee’s reports and payments under the provisions of Section 6.0 hereof for the annual period in which any such royalties are received by Licensee.

5.5 If the manufacture, use, lease, license or sale of any Royalty-Bearing Product is covered by more than one of the Licensed Patent Rights, multiple royalties shall not be due.

5.6 MMC acknowledges that the Licensee has entered into an exclusive worldwide license with the University of Michigan US Patent No. 6,855,340 and continuations thereof. MMC also acknowledges that the Licensee has and is developing its own intellectual property in the area of copper modulation.

5.7. To the extent not exceeded by the payments made pursuant to Section 5.2, Licensee shall pay MMC, minimum royalties in the amounts of:

(a) Five thousand dollars ($5,000) due within three (3) years after the Effective Date; and

(b) Seventy-five hundred dollars ($7,500) per year thereafter.

5.8 Payment of Royalties due under this Section 5 shall be made as follows:

      (a) All payments under this Agreement should be made payable to “Maine Medical Center” and sent to the address identified in Section 16. Each payment should reference this Agreement and identify the obligation under this Agreement that the payment satisfies.

      (b) All payments due under this Agreement shall be payable in U.S. dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the applicable Reporting Period. Such payments shall be without deduction of exchange, collection, or other charges, and, specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes, except as permitted in the definition of Net Proceeds of Sale.

      (c) Any payments by Licensee that are not paid on or before the date such payments are due under this Agreement shall bear interest, to the extent permitted by law, at two percentage points above the Prime Rate of interest as reported in the Wall Street Journal on the date payment is due.

6. REPORTS TO MMC

6.1 Licensee shall keep full and accurate records and books of account regarding sales of Royalty-Bearing Products and sublicenses in accordance with generally accepted accounting procedures and in sufficient detail to permit computation of payments under this Agreement.

6.2 Licensee shall, not more than once per year and upon prior reasonable written notice by MMC, permit a certified public accountant appointed and paid for by MMC to review the previous two (2) years’ books, records and accounts to verify the amounts earned by MMC and paid by licensee hereunder as well as investment in research on Field of Use. The accountant shall furnish to both parties reports stating only its findings during such inspection as to the accuracy, or the nature and extent of any inaccuracy, of such books, records, accounts and payments. The information of Licensee obtained from any such audit shall be used only to verify the accuracy of payments under this Agreement and shall be maintained in confidence. Licensee shall reimburse MMC for its reasonable cost of the audit in the event that underpayment by Licensee of any amounts due hereunder is five percent (5%) or more of the amounts determined by the audit to be properly payable.

6.3 On or before the ninetieth (90th) day following the close of the Reporting Period, Licensee shall provide MMC with Licensee’s certified financial statement for the Reporting Period including, at a minimum, a balance sheet and an operating statement.

6.4 Licensee shall provide MMC a written report on the status of its efforts to develop and commercially exploit the Royalty-Bearing Product within ninety (90) days of the end of the Reporting Period. The report shall also contain a discussion of intended efforts and sales projections for the year in which the report is submitted.

7. OPTION TO LICENSE IMPROVEMENTS

7.1 Licensee shall have the option to license from MMC any and all Improvements conceived after the Effective Date.

7.2 MMC shall provide Licensee with written notification of each Improvement made by MMC and a description sufficient for Licensee to understand, evaluate and consider such Improvement, and, if possible, sufficient to enable preparation of a patent application thereon. Upon receipt of such notice, Licensee shall, within one hundred eighty (180) days thereafter, either exercise in writing the option under Section 7.1, or by not doing so waive any right it may have to such Improvement.

7.3 Within six (6) months after Licensee exercises its option, pursuant to Section 7.2, the parties shall complete negotiations in good faith of a License Agreement. If such negotiations are not completed within six (6) months, license rights terminate unless the parties mutually agree to extend this period to allow continued good faith negotiation of said option.

8. PATENT PROSECUTION AND EXPENSES

8.1 Forty Five Thousand dollars ($45,000) of the past costs associated with filing, prosecuting, renewing, and maintaining the Licensed Patent Rights, including attorney’s fees and costs incurred during the Term of this Agreement shall be reimbursed to MMC by Licensee. These patent reimbursement costs shall be reimbursed as follows: Fifteen thousand dollars ($15,000) within 30 days of the Effective Date, Fifteen thousand dollars ($15,000) on the first anniversary of the Effective Date, and Fifteen thousand dollars ($15,000) on the second anniversary of the Effective Date. However, if the license of any patent application or patent of the Licensed Patent Rights shall be converted to a non-exclusive license under the provisions of Section 4, then Licensee shall have the obligation to reimburse any costs on a pro rata basis with any other licensee(s) for such non-exclusively Licensed Patent Rights when such costs occur after that conversion of the license.

8.2 MMC shall give Licensee notice of status regarding patent prosecution and strategy related thereto, and MMC shall also give Licensee reasonable opportunity to advise MMC regarding such patent prosecution strategy and decisions regarding the Licensed Patent Rights under this Agreement. The parties shall cooperate with each other in the filing, prosecution and maintenance activities.

8.4 In the event that Licensee and MMC are unable to agree as to the countries in which an application for patent is to be filed, MMC shall have the right to file a patent application in any country not agreed to by Licensee at MMC’s own expense.

9. INFRINGEMENT BY OTHERS: PROTECTION OF PATENTS

9.1 Each party shall promptly notify the other in writing of any alleged or threatened infringement of the Licensed Patent, which may adversely impact the rights of the parties hereunder.

9.2 In the event that the parties become aware of any alleged or threatened infringement of the Licensed Patent, Licensee shall have the obligation, at MMC’s option, to take appropriate action against any person or entity directly or contributorily infringing the Licensed Patent. In the event Licensee fails to institute an infringement suit or take other reasonable action in response to such infringement within sixty (60) days, MMC shall have the right, but not the obligation, upon thirty (30) days notice to Licensee, to institute such suit or take other appropriate action in its own name. Regardless of which party brings such enforcement action, the other party agrees to cooperate reasonably in any such effort. The party not bringing the action shall have the right to participate in such action at its own expense with its own counsel and any recovery obtained by settlement or otherwise shall be disbursed as follows: Each party shall first recover any reasonable expenses incurred in such action (including counsel fees). Thereafter, any remaining recovery shall be treated as sublicense royalties and shall be divided 50% to Licensee and 50% to MMC as provided in Section 5.5.

10. CONFIDENTIALITY

10.1 Each party to this Agreement shall for a period of five (5) years from disclosure retain in confidence the confidential information of the other party and shall not copy such information, nor disclose such information to any other person who has not agreed in writing to be bound by the terms of this Section 10 in the same manner as the parties hereto are bound, nor use such information, without the written permission of the other party, except in accordance with the terms of this Agreement or as required by law. Confidential information disclosed hereunder shall be disclosed in written or other permanent form and prominently marked as “Confidential.” If confidential information is disclosed in other than written or other permanent form, it shall be considered confidential information as of time of original disclosure if identified as confidential information at the time of disclosure and clearly confirmed in writing or other permanent form, by the disclosing party to the receiving party within thirty (30) calendar days of the non-written disclosure.

10.2 With regard to the confidential information of the other party, each party agrees to exercise at least the same care as it uses to protect its own confidential information but no party shall use less than reasonable care.

10.3 Information shall not be afforded the protection of this Section 12 if:

      (a) developed by the receiving party independently of the disclosing party and without use of the disclosed information as demonstrated by competent evidence; or

      (b) rightfully obtained without restriction by the receiving party from a third party; or

      (c) publicly available other than through the fault or negligence of the receiving party; or

      (d) released without restriction by the disclosing party to anyone including the United States Government; or

      (e) known to the receiving party at the time of disclosure as demonstrated by competent evidence; or

      (f) disclosed pursuant to a valid subpoena, court order or requirement of applicable law with prior notice to the disclosing party and an opportunity to object.

10.4 Each person having access to or in receipt of the other party’s proprietary information shall, prior to such access or disclosure, be informed of the provisions of this Agreement. Such access shall be limited to those with a need-to-know.

11. INDEMNIFICATION, INSURANCE AND LIABILITY

11.1 Licensee shall be solely responsible for any and all liability with respect to the research, development, use of data, manufacture, use, advertisement, sale, lease or other disposition of the Licensed Patent and shall indemnify, defend and hold harmless MMC, its trustees, officers, employees and agents (“Indemnitees”) against any and all claims, awards or judgments based upon Licensee’s manufacture, use advertisement, sale, lease or other disposition of the Licensed Patent Rights.

11.2 Upon initiation of human clinical trials or first commercial sale covering the Licensed Patent Rights, Licensee shall obtain and carry in full force and effect commercial general liability insurance, including product liability and errors and omissions insurance which shall protect Licensee and Indemnitees with respect to events covered by Section 11.1 above. Such insurance

(i)  shall be issued by an insurer licensed to practice in the Sate of Maine or an insurer pre-approved by MMC, such approval not to be unreasonably withheld,

(ii) shall list MMC as an additional named insured thereunder,

(iii) shall be endorsed to include product liability coverage, and

(iv)  shall require thirty (30) days written notice to be given to MMC prior to any cancellation or material change thereof.

The limits of such insurance shall not be less than One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for bodily injury including death; One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for property damage; and One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for errors and omissions. In the alternative, Licensee may self-insure subject to prior approval of MMC. Licensee shall provide MMC with Certificates of Insurance evidencing compliance with this Section 11.2. Licensee shall continue to maintain such insurance or self-insurance after the expiration or termination of this Agreement during any period in which Licensee or Sublicensee continues to develop, make, use, license, lease, sell or offer for sale a product or to perform a service that is a Royalty-Bearing Product under this Agreement, and thereafter for a period of five (5) years.

11.3 IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR LOSS OF PROFITS OR ANY OTHER CONSEQUENTIAL, INCIDENTAL, SPECIAL OR INDIRECT DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, ARISING OUT OF THIS AGREEMENT OTHER THAN INDEMNIFICATION OBLIGATIONS UNDER SECTION 11.1 ABOVE.

11.4 MMC DOES NOT MAKE ANY REPRESENTATION TO LICENSEE REGARDING THE SCOPE OF ENFORCABILITY OF THE LICENSED PATENT RIGHTS.

11.5 EXCEPT AS MAY OTHERWISE BE EXPRESSLY SET FORTH IN THIS AGREEMENT, MMC MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND CONCERNING THE LICENSED PATENT RIGHTS, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, VALIDITY OF LICENSED PATENT RIGHTS CLAIMS, WHETHER ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. Specifically, and not to limit the foregoing, MMC makes no warranty or representation (i) regarding the validity or scope of the Licensed Patent Rights, and (ii) that the exploitation of the Licensed Patent Rights or any Royalty-Bearing Product will not infringe any patents or other intellectual property rights of MMC or of a third party.

12. PUBLICITY

      Neither party shall use the name of the other party in any advertising or promotional material without the prior written approval of the other.

13. TERM AND TERMINATION

13.1 The term of this agreement shall be for the life of the Licensed Patent Rights.

13.2 If licensee violates any of its material obligations under this Agreement, MMC shall have the right to terminate the Agreement and the license granted herein by giving Licensee written notice of such breach and intent to terminate the Agreement. Unless Licensee shall cure such breach within sixty (60) days of receiving the written notice, this Agreement and the License shall terminate upon expiration of the sixty (60) day period. Licensee shall have the right to terminate this Agreement on sixty (60) days prior written notice to MMC and the License shall terminate upon expiration of the sixty (60) day period.

14. EXERCISE OF RIGHTS

      The failure by one of the parties under this Agreement to assert its rights for any breach of this Agreement shall not be deemed a waiver of such rights. The rights and remedies specified herein, except those specified as exclusive, are in addition to and shall not restrict any right or remedy either party may have at law or in equity for any breach of this Agreement.

15. ASSIGNMENT

      Licensee may not assign this Agreement in whole or in part without obtaining the prior written approval of MMC, except that Licensee shall have the right to assign this Agreement without the consent of MMC to any Corporate Affiliate and to any successor of its business in connection with a merger, consolidation or sale of all or substantially all of Licensee’s or Licensee’s subsidiary, Pipex Therapeutics, Inc, provided with respect to Pipex Therapeutics, Inc., Pipex Therapeutics, Inc. also continues to own the New Drug Application for oral ammonimum tetrathiomolybdate. Within sixty (60) days of such assignment Licensee and its assignee shall provide written notice thereof to MMC.

16. NOTICES

      Any notices or payments required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by hand, recognized national overnight courier, confirmed facsimile transmission, confirmed electronic mail, or registered or certified mail, postage prepaid, return receipt requested, to the following addresses or facsimile numbers of the parties:

      If to MMC:

Maine Medical Center
22 Bramhall Street
Portland, ME 04102-3175
Attn: James W. Donovan, AVP/Medical Affairs

      with copy to

Legal Affairs, MaineHealth
Attn: Donald Quigley, Vice President Legal Affairs
Maine Medical Center
Bramhall Street
Portland, ME 04102

      If to Licensee:

Steve H. Kanzer
Chairman & Chief Executive Officer
Pipex Pharmaceuticals, Inc.
3930 Varsity Park Drive
Ann Arbor, MI 48108

      All notices under this Agreement shall be deemed effective upon receipt. A party may change its contact information immediately upon written notice to the other party in the manner provided in this Section.

17. SECTION HEADINGS

      Section headings are for convenience only and shall not be construed to limit or extend the meaning of any portion of this Agreement.

18. GOVERNING LAW

      This agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflict of laws principles, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted.

      This Agreement has been drafted on the basis of mutual understanding that neither party shall be prejudiced as being the drafter thereof.

19. DISPUTE RESOLUTION

      In the event of any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, the Parties shall try to settle their differences amicably and in good faith between themselves first, by referring the disputed matter to Licensee’s Chief Executive Officer and MMC’s Director.

20. SURVIVABILITY

      Sections 10 and 11 and any other provisions of this Agreement, which by their nature extend beyond termination or expiration hereof, shall survive such termination or expiration.

21. ENTIRE AGREEMENT

      This Agreement contains the entire and only agreement between the parties respecting the subject matter hereof and supercedes or cancels all previous negotiations, agreements, commitments and writings between the parties on the subject of this Agreement. This Agreement may not be amended in any manner except by an instrument in writing signed by the duly authorized representatives of each of the parties hereto.

22. SEVERABILITY

      If any provision hereof is held unenforceable or void the remaining provisions shall be enforced in accordance with their terms.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed effective the date and year written above.

By Maine Medical Center	By Pipex Pharmaceuticals, Inc.
/s/ James Donovan Name: James Donovan Title: AVP/Medical Affairs Date: 9/12/07	/s/ Steve H. Kanzer Name: Steve H. Kanzer Title: Chairman & Chief Executive Officer Date: 10/15/07

SCHEDULE A

Patents

Docket Number 053689-5013CT1
[DBR #206312]
[MMC-008]
Maciag, U.S. non-provisional application no. 10/786,223, filed February 23, 2004. Based on PCT International Patent Application No. PCT/US02/27247, “Copper-Dependent Non-Traditional Pro-Inflammatory Cytokine Export And Methods, Compositions And Kits Relating Thereto,” filed August 26, 2002 and provisional application no. 60/314,837, filed August 24, 2001 w/unexecuted declaration and drawings. IDS filed June 17, 2004. Response to Missing Parts (six declarations) filed July 6, 2004. Filed second preliminary amendment on March 18, 2005.

053689-5013AU
[DBR #206307]
Australian patent application no. 2002329872, based on PCT application no. PCT/US02/27247, “Copper-Dependent Non-Traditional Pro-Inflammatory Cytokine Export And Methods, Compositions And Kits Relating Thereto.”

053689-5013CA
[DBR #206308]
Canadian patent application no. 2,458,622, based on PCT application no. PCT/US02/27247 “Copper-Dependent Non-Traditional Pro-Inflammatory Cytokine Export And Methods, Compositions And Kits Relating Thereto.”

053689-5013EP
[DBR #206309]
European patent application no. 02766125.5, based on PCT application no. PCT/US02/27247, “Copper-Dependent Non-Traditional Pro -Inflammatory Cytokine Export And Methods, Compositions And Kits Relating Thereto.”

053689-5013HK
[DBR #206310]
Hong Kong patent application no. 05102427.5, based on EP 02766125.5 and PCT application no. PCT/US02/27247, “Copper-Dependent Non-Traditional Pro-Inflammatory Cytokine Export And Methods, Compositions And Kits Relating Thereto.”

053689-5013JP
[DBR #206311]
Japanese patent application no. 523255/03, based on PCT application no. PCT/US02/27247, “Copper-Dependent Non-Traditional Pro-Inflammatory Cytokine Export And Methods, Compositions And Kits Relating Thereto.”